Exhibit 107

Calculation of Filing Fee Table

FORM S-1

Registration Statement Under the Securities Act of 1933

(Form Type)

BioCardia, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price(1)	Fee Rate	Amount of registration fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share (“Common Stock”)	Rule 457(o)	2,439,024	$2.46	$5,999,999.04(2)	0.00014760	$885.60
Fees Previously Paid	Equity	Common Stock	Rule 457(o)			$6,000,000(2)	0.00014760	$885.60
Fees Previously Paid	Equity	Pre-Funded Warrants to purchase one share of Common Stock (“Pre-Funded Warrants”)(3)(4)(5)	Rule 457(g)	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock, issuable upon the exercise of the Pre-Funded Warrants (4)(5)	Rule 457(o)	—	—	—	—	—
Fees Previously Paid	Equity	Warrants to purchase one share of Common Stock (“Warrants”) (4)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Common Stock, issuable upon the exercise of the Warrants(6)	Rule 457(o)	2,439,024	$2.71	$6,609,755.04(2)	0.00014760	$975.60
Fees Previously Paid	Equity	Common Stock, issuable upon the exercise of the Warrants(6)	Rule 457(o)	—	—	$3,000,000(2)	0.00014760	$442.80
Total Offering Amounts						$12,609,754.08		$1,861.20
Total Fees Previously Paid						$9,000,000		$1,328.40
Total Fee Offsets								$0.00
Net Fee Due								$532.80

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The proposed maximum aggregate offering price of the shares of Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the Pre-Funded Warrants offered and sold in the offering (plus the aggregate exercise price of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the shares of Common Stock and Pre-Funded Warrants (including shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $6,000,000.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)

The registrant may issue Pre-Funded Warrants to purchase shares of Common Stock in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of Common Stock are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrants will equal $0.001 per share of Common Stock.

(6)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price, representing the assumed exercise price of the Common Stock included in the registration statement.